As filed with the Securities and Exchange Commission on December 15, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	82-0156045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 West First Ave., Suite 1600 Spokane, Washington	99201
(Address of principal executive offices)	(Zip Code)

Potlatch Hourly 401(k) Plan

Potlatch Salaried 401(k) Plan

(Full title of the plans)

Pamela A. Mull Vice President and General Counsel Potlatch Corporation 601 West First Ave., Suite 1600 Spokane, Washington (509) 835-1500 (Name, address and telephone number of agent for service)	Copy to: Blair W. White, Esq. Justin D. Hovey, Esq. Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, CA 94120 (415) 983-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒            Accelerated filer  ☐            Non-accelerated filer  ☐            Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common stock, par value $1.00 per share: To be issued under the Potlatch Hourly 401(k) Plan	3,000,000	$26.22	$78,660,000	$3,092
Common stock, par value $1.00 per share: To be issued under the Potlatch Salaried 401(k) Plan	2,000,000	$26.22	$52,440,000	$2,061
Total registration fees	n/a	n/a	n/a	$5,153

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock to be offered or sold pursuant to the above-named plans that may be issued as a result of the anti-dilution and other adjustment provisions therein by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents the average of the high and low prices of the common stock as reported on the New York Stock Exchange on December 11, 2008.

(3)	Computed in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the total registration fee. The aggregate offering price and amount of registration fee have been computed based on the average of the high and low prices of the common stock as reported on the New York Stock Exchange on December 11, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K (File No. 001-32729) for the fiscal year ended December 31, 2007, filed on February 20, 2008;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed on April 28, 2008, July 28, 2008 and October 27, 2008, respectively;

(c) the Registrant’s Current Reports on Form 8-K filed on January 3, 2008, January 11, 2008, February 26, 2008, March 28, 2008, April 17, 2008, April 22, 2008, May 8, 2008, May 21, 2008, July 18, 2008, September 24, 2008, October 24, 2008, December 3, 2008 (except for Exhibits 99.1 and 99.2 which were furnished under Item 8.01), December 10, 2008 and December 11, 2008; and

(d) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 20, 2006, including any subsequent amendment or report filed for the purpose of updating such information.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock registered hereby has been passed upon for the Registrant by Pamela A. Mull, Vice President and General Counsel of the Registrant. As of December 1, 2008, Ms. Mull beneficially owned 12,311 shares of the Registrant’s Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Seventh of the Registrant’s Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies that

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insure its officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Second Restated Certificate of Incorporation of the Registrant, effective February 3, 2006 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by the Registrant on February 6, 2006).

4.2	Bylaws of the Registrant, as amended through December 1, 2006 (incorporated by reference to Exhibit (3)(b) to the Current Report on Form 8-K filed by the Registrant on December 7, 2006).

5.1	Opinion of Pamela A. Mull, Vice President and General Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of Pamela A. Mull, Vice President and General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page).

The Registrant undertakes that it has submitted or will submit each of the Plans and any amendment potentially affecting the qualification thereof to the Internal Revenue Service (the “IRS”) for a determination on its tax-qualified status in a timely manner and has made or will make all changes required by the IRS in order to qualify each of the Plans described herein.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Spokane, State of Washington, on the 15th day of December, 2008.

POTLATCH CORPORATION

By	/s/ Michael J. Covey
Michael J. Covey
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Covey, Eric J. Cremers, Terry L. Carter and Pamela A. Mull and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person and hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael J. Covey Michael J. Covey	President, Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2008

/s/ Eric J. Cremers Eric J. Cremers	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	December 15, 2008

/s/ Terry H. Carter Terry H. Carter	Controller (Principal Accounting Officer)	December 15, 2008

/s/ Boh A. Dickey Boh A. Dickey	Director	December 15, 2008

/s/ William L. Driscoll William L. Driscoll	Director	December 15, 2008

/s/ Ruth Ann M. Gillis Ruth Ann M. Gillis	Director	December 15, 2008

/s/ Jerome C. Knoll Jerome C. Knoll	Director	December 15, 2008

/s/ John S. Moody John S. Moody	Director	December 15, 2008

Name	Title	Date

/s/ Lawrence S. Peiros Lawrence S. Peiros	Director	December 15, 2008

/s/ Gregory L. Quesnel Gregory L. Quesnel	Director	December 15, 2008

/s/ Michael T. Riordan Michael T. Riordan	Director	December 15, 2008

/s/ Judith M. Runstad Judith M. Runstad	Director	December 15, 2008

/s/ William T. Weyerhaeuser William T. Weyerhaeuser	Director	December 15, 2008

THE PLANS.

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on December 15, 2008.

Potlatch Hourly 401(k) Plan

By:	/s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Chairman of the Potlatch Benefits Committee

Potlatch Salaried 401(k) Plan

By:	/s/ Eric J. Cremers
Name: Eric J. Cremers
Title: Chairman of the Potlatch Benefits Committee

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Second Restated Certificate of Incorporation of the Registrant, effective February 3, 2006, (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed by the Registrant on February 6, 2006).

4.2	Bylaws of the Registrant, as amended through December 1, 2006 (incorporated by reference to Exhibit (3)(b) to the Current Report on Form 8-K filed by the Registrant on December 7, 2006).

5.1	Opinion of Pamela A. Mull, Vice President and General Counsel.

23.1	Consent of KPMG LLP

23.2	Consent of Pamela A. Mull, Vice President and General Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page).